Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS STRONG FOURTH QUARTER RESULTS AND

ANNOUNCES ANOTHER 5% STOCK REPURCHASE PROGRAM

Bedminster, N.J. – January 28, 2022 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) announces its fourth quarter 2021 results.

This earnings release should be read in conjunction with the Company’s Q4 2021 Investor Update, a copy of which is available on our website at www.pgbank.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov.

For the quarter ended December 31, 2021, the Company recorded total revenue of $56.17 million, net income of $14.86 million and diluted earnings per share (“EPS”) of $0.78, compared to revenue of $46.14 million, net income of $3.03 million and diluted EPS of $0.16, respectively, for the three-month period ended December 31, 2020.

For the year ended December 31, 2021, the Company recorded total revenue of $210.31 million, net income of $56.62 million and diluted earnings per share (“EPS”) of $2.93 compared to revenue of $189.36 million, net income of $26.19 million and diluted EPS of $1.37, respectively, for the year ended December 31, 2020.

Improvement in the 2021 periods was principally driven by the Company’s wealth management and commercial banking businesses. 2021 included increased wealth management income, corporate advisory fees and SBA income, as well as increased net interest income resulting from asset growth, coupled with margin improvement.  The earnings for the full year of 2021 also benefitted from a significantly lower provision for loan losses.

The Q4 2021 period included a $893,000 swap valuation allowance recorded in operating expenses related to a loan placed on nonaccrual in Q3 2021. Q4 2021 also included a higher provision for loan losses due to the loan growth during the quarter.

Douglas L. Kennedy, President and CEO said, “Our fourth quarter and full year results reflected continued solid growth in our wealth management business and commercial banking, including both corporate advisory and SBA activities.  Increases in these areas year-over-year more than made up for the $7.4 million of PPP gains that the Company had recorded in 2020. As we look into the new year our pipelines for wealth management and commercial banking continue to be robust and we remain quite constructive toward 2022.”

During the fourth quarter of 2021 the Company repurchased 274,929 shares under its stock repurchase program at an average price of $33.50 for a total cost of $9.21 million. For the full year of 2021, the Company repurchased 894,744 shares at an average price of $31.99 for a total cost of $28.63 million.

On January 27, 2022, the Company authorized a new 5% stock repurchase program of up to 920,000 shares.  Purchases will be conducted in accordance with the limitations set forth in the SEC’s Rule 10b-18.

Mr. Kennedy noted, “We believe that repurchasing our stock continues to be a great opportunity to take advantage of the Company’s discounted valuation relative to peers.”

EXECUTIVE SUMMARY:

The following tables summarize specified financial measures for the periods shown.

2021 Year Compared to Prior Year

	Year Ended	Year Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$138.06	$127.60	$10.46	8%
Wealth management fee income (A)	52.99	40.86	12.13	30
Capital markets activity (B)	10.62	6.65	3.97	60
Other income (C)	8.64	14.25	(5.61)	(39)
Total other income	72.25	61.76	10.49	17
Operating expenses (A) (D)	126.17	124.96	1.21	1
Pretax income before provision for loan losses	84.14	64.40	19.74	31
Provision for loan and lease losses (E)	6.48	32.40	(25.92)	(80)
Pretax income	77.66	32.00	45.66	143
Income tax expense (F)	21.04	5.81	15.23	262
Net income	$56.62	$26.19	$30.43	116%
Diluted EPS	$2.93	$1.37	$1.56	114%

Total Revenue (G)	$210.31	$189.36	$20.95	11%

Return on average assets	0.94%	0.45%	0.49
Return on average equity	10.56%	5.11%	5.45

(A)

The 2021 results included twelve months of wealth management fee income and expense related to the December 2020 hires of the teams from Lucas Capital Management (“Lucas”) and Noyes Capital Management (“Noyes”) and six months of wealth management fee income and expense related to the July 2021 acquisition of Princeton Portfolio Strategies Group.

(B)

Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory activities and mortgage banking activities. The 2021 results included $3.5 million of corporate advisory fee income. There were no fees related to loan level back-to-back swap activities in the twelve months ended December 31, 2021, compared to $1.6 million for 2020.

(C)

The 2021 results included a cost of $842,000 related to the termination of interest rate swaps; a $1.1 million gain on loans held at lower of cost or fair value; $722,000 of fee income related to the referral of PPP loans to a third party; and $455,000 of additional BOLI income related to receipt of life insurance proceeds.  The 2020 results included a $7.4 million gain on the sale of PPP loans.

(D)

The 2021 results included $1.5 million of severance expense related to certain corporate restructurings within several areas of the Bank; $648,000 of expense related to the redemption of subordinated debt; and $2.2 million related to a swap valuation allowance.   The 2020 results included $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale, $210,000 for the consolidation of two private banking locations, and $278,000 for the closure of a retail branch.

(E)	The 2020 results included a provision for loan and lease losses of $32.4 million, primarily due to the COVID-19 pandemic.
(F)	The 2020 results included a $3.2 million tax benefit related to the carryback of tax NOLs.
(G)	Total revenue equals the sum of net interest income plus total other income.

December 2021 Quarter Compared to Prior Year Quarter

	Three Months Ended	Three Months Ended
	December 31,	December 31,	Increase/
(Dollars in millions, except per share data)	2021	2020	(Decrease)
Net interest income	$37.21	$31.74	$5.47	17%
Wealth management fee income (A)	13.96	10.79	3.17	29
Capital markets activity (B)	3.52	1.89	1.63	86
Other income (C)	1.48	1.72	(0.24)	(14)
Total other income	18.96	14.40	4.56	32
Operating expenses (A) (D)	31.70	39.25	(7.55)	(19)
Pretax income before provision for loan losses	24.47	6.89	17.58	255
Provision for loan and lease losses	3.75	2.35	1.40	60
Pretax income	20.72	4.54	16.18	356
Income tax expense	5.86	1.51	4.35	288
Net income	$14.86	$3.03	$11.83	390%
Diluted EPS	$0.78	$0.16	$0.62	387%

Total Revenue (E)	$56.17	$46.14	$10.03	22%

Return on average assets annualized	0.96%	0.21%	0.75
Return on average equity annualized	10.94%	2.32%	8.62

(A)

The December 2021 quarter included a full quarter of wealth management fee income and expense related to the December 2020 hires of the teams from Lucas and Noyes and the July 2021 acquisition of PPSG.

(B)

Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory activities, and mortgage banking activities. The December 2021 quarter included $2.2 million of corporate advisory fee income, the majority of which related to a large investment banking advisory event.

(C)	The December 31, 2021 quarter included a $265,000 loss on the sale of loans.
(D)

The December 2021 quarter included $893,000 related to a swap valuation allowance.   The December 2020 quarter included $4.8 million for the prepayment of FHLB advances, $4.4 million for the valuation allowance for a loan held for sale, and $210,000 for the consolidation of two private banking locations

(E)	Total revenue equals the sum of net interest income plus total other income.

December 2021 Quarter Compared to Linked Quarter

	Three Months Ended	Three Months Ended
	December 31,	September 30,	Increase/
(Dollars in millions, except per share data)	2021	2021	(Decrease)
Net interest income	$37.21	$35.21	$2.00	6%
Wealth management fee income	13.96	13.86	0.10	1
Capital markets activity (A)	3.52	2.06	1.46	71
Other income (B)	1.48	1.86	(0.38)	(20)
Total other income	18.96	17.78	1.18	7
Operating expenses (C)	31.70	32.18	(0.48)	(1)
Pretax income before provision for loan losses	24.47	20.81	3.66	18
Provision for loan and lease losses	3.75	1.60	2.15	134
Pretax income	20.72	19.21	1.51	8
Income tax expense	5.86	5.04	0.82	16
Net income	$14.86	$14.17	$0.69	5%
Diluted EPS	$0.78	$0.74	$0.04	5%

Total Revenue (D)	$56.17	$52.99	$3.18	6%

Return on average assets annualized	0.96%	0.95%	0.01
Return on average equity annualized	10.94%	10.40%	0.54

(A)	Capital markets activity included fee income from loan level back-to-back swaps, the SBA lending and sale program, corporate advisory and mortgage banking activities.
(B)	The December 31, 2021 quarter included a $265,000 loss on sale of loans.
(C)	The December 2021 quarter included $893,000 related to a swap valuation allowance. The September 2021 quarter included $1.4 million related to a swap valuation allowance.
(D)	Total revenue equals the sum of net interest income plus total other income.

Select highlights:

Peapack Private Wealth Management:

•

AUM/AUA in our Peapack Private Wealth Management Division grew 8% (31% annualized) to $11.1 billion at December 31, 2021 from $10.3 billion at September 30, 2021, and 26% over the $8.8 billion at December 31, 2020.

•	Gross new business inflows for 2021 totaled $840 million.
•	Wealth Management fee income increased 30% to $14.0 million for Q4 2021 compared to $10.8 million for Q4 2020.
•	On July 1, 2021, we closed on the acquisition of Princeton Portfolio Strategies Group (“PPSG”).

Commercial Banking and Balance Sheet Management:

•	At December 31, 2021, total loans (excluding $14 million of PPP loans) grew 15% to $4.83 billion compared to $4.21 billion (excluding $196 million of PPP loans) at December 31, 2020.
•	C&I loan/lease balances (excluding PPP loans) grew $216 million or 12% over 2020, with a large portion of that net growth occurring in Q4 2021.
•	SBA Income ($4.9 million) and Corporate Advisory fees ($3.5 million) totaled $8.4 million in 2021.
•	Core deposits (which includes noninterest-bearing demand and interest-bearing demand, savings and money market) totaled 89% of total deposits at December 31, 2021, with an average cost of 0.17%.
•	The net interest margin improved by 4 basis points in Q4 2021 compared to Q3 2021 and improved 21 basis points when compared to Q4 2020.

Capital Management:

•

Continued to execute on the previously approved stock repurchase program – during Q4 repurchased 274,929 shares at an average price of $33.50 for a total cost of $9.2 million. (For the year ended December 31, 2021, the Company repurchased 894,744 shares).

•

Tangible book value per share increased 6.2% to $27.05 at December 31, 2021 from $25.47 at December 31, 2020, despite recent stock repurchase activity and a wealth acquisition. See the Non-GAAP financial measures reconciliation included in this release.

SUPPLEMENTAL QUARTERLY DETAILS:

Wealth Management

In the December 2021 quarter, the Bank’s wealth management business generated a record $13.96 million in fee income, compared to $13.86 million for the September 30, 2021 quarter and $10.79 million for the December 2020 quarter.

The market value of the Company’s AUM/AUA increased 26% to $11.1 billion at December 31, 2021 from $8.8 billion at December 31, 2020, due to organic new business, the PPSG acquisition, and favorable market conditions.

John P. Babcock, President of the Peapack Private Wealth Management division, said, “2021 showed continued strong business from new clients as well as additional business from existing clients.  Positive net flows, combined with solid client retention and favorable market conditions, all contributed to our strong quarterly and full year results.”  Mr. Babcock went on to note, “While we will continue to look at supplementing our organic growth with selective acquisitions, M&A activity in the RIA space is hyper-competitive with purchase price multiples reaching all-time highs – making it challenging for us to obtain acceptable returns on invested capital.  Internally, we are focused on completing our One Team consolidation of the businesses and people we have acquired over the last several years under a single operating and technology framework, completing our migration to a single trading platform and re-organizing our wealth business under a new, streamlined organizational structure to ensure the highest level of client experience, maximum efficiency, and growth.”

Loans / Commercial Banking

At December 31, 2021, loans totaled $4.83 billion (excluding $14 million of PPP loans), compared to $4.21 billion (excluding $196 million of PPP loans) at December 31, 2020, reflecting growth of 15%. This growth was achieved despite over $900 million of net paydown/payoff activity over the twelve-month period.

Total C&I loans and leases (including the $14 million of PPP loans) at December 31, 2021 were $2.01 billion or 41% of the total loan portfolio.

Mr. Kennedy noted, “Our commercial loan pipelines continue to be strong going into the new year, standing at approximately $350 million with the likelihood of a first quarter closing. Notwithstanding significant payoff activity, we believe that we will achieve high single digit loan growth for 2022.”

Mr. Kennedy also noted, “We are proud to have built a leading middle market commercial banking franchise, as evidenced by over $200 million of net growth in our C&I Portfolio, continued growth in Treasury Management income, and our over $3 million of corporate advisory fees by our investment banking group – this team had record earnings in 2021 and continues to have a robust pipeline of new business opportunities.”

Funding / Liquidity / Interest Rate Risk Management

The Company actively manages its deposit base to reduce reliance on wholesale sourced deposits, volatility, and/or operational risk.  Total deposits at December 31, 2021 increased $448 million to $5.27 billion from $4.82 billion at December 31, 2020. Along with the deposit growth, the change in mix was favorable, as noninterest bearing demand deposits increased $123 million, interest-bearing demand increased $439 million, while higher costing CDs declined $121 million and brokered deposits declined $25 million, when comparing December 31, 2021 to December 31, 2020.

Mr. Kennedy noted, “89% of our deposits are demand, savings, or money market accounts, and our noninterest bearing deposits comprise 18% of our total deposits; both metrics reflect the relationship aspect of our deposit base.”

At December 31, 2021, the Company’s balance sheet liquidity (investments available for sale, interest-earning deposits and cash) totaled $971.2 million (or 16% of assets). This level is lower than the level at September 30, 2021 due to an increase in loan activity during Q4 2021 and more in line with historical levels.

The Company maintains backup liquidity of approximately $1.8 billion of secured funding with the Federal Home Loan Bank and $1.2 billion of secured funding from the Federal Reserve Discount Window.  The available funding from the Federal Home Loan Bank and the Federal Reserve are secured by the Company’s loan and investment portfolios.

Mr. Kennedy noted, “We are well positioned for a rise in interest rates given that 40% of our loan portfolio reprices within three months and 52% within one-year. Our current modeling, with what we believe include conservative deposit beta assumptions, indicates net interest income will improve approximately 3% in year one and 5% in year two after a 100 basis point rate shock.”

Net Interest Income (NII)/Net Interest Margin (NIM)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2021		December 31, 2020
	NII	NIM	NII	NIM

NII/NIM excluding the below	$134,206	2.50%	$123,099	2.58%
Prepayment premiums received on loan paydowns	2,085	0.04%	1,452	0.02%
Effect of maintaining excess interest earning cash	(420)	-0.17%	(1,320)	-0.21%
Effect of PPP loans	2,190	0.01%	4,371	-0.08%
NII/NIM as reported	$138,061	2.38%	$127,602	2.31%

	Three Months Ended		Three Months Ended		Three Months Ended
	December 31, 2021		September 30, 2021		December 31, 2020
	NII	NIM	NII	NIM	NII	NIM

NII/NIM excluding the below	$36,564	2.60%	$34,635	2.56%	$30,897	2.51%
Prepayment premiums received on loan paydowns	555	0.04%	325	0.02%	413	0.02%
Effect of maintaining excess interest earning cash	(68)	-0.18%	(46)	-0.14%	(206)	-0.24%
Effect of PPP loans	161	0.00%	297	-0.02%	631	-0.04%
NII/NIM as reported	$37,212	2.46%	$35,211	2.42%	$31,735	2.25%

As shown above, the Company’s reported NII increased $2.0 million and NIM increased 4 basis points compared to the linked quarter. The Bank further lowered its cost of funds strategically and grew its average loan portfolio at rates/spreads beneficial to NIM.

Future net interest income and net interest margin should benefit from the following:

➣	Robust loan pipelines to generate loan growth.
➣	Continued downward repricing of maturing CDs.
➣	An increase in target Fed funds (should that occur).

Income from Capital Markets Activities

Noninterest income from Capital Markets activities (detailed below) totaled $3.52 million for the December 2021 quarter compared to $2.06 million for the September 2021 quarter and $1.90 million for the December 2020 quarter.  The December 2021 quarterly results were driven by $2.18 million in Corporate Advisory income. The September 2021 quarter results were driven by $1.57 million in gains on sale of SBA loans. The December 2020 quarter reflected increased mortgage banking activity due to greater refinance activity in the low-rate environment. The December 2021, September 2021 and December 2020 quarters included no income from loan level, back-to-back swap activities, as there has been, and will continue to be, minimal activity for such in the current environment.

	Three Months Ended	Three Months Ended	Three Months Ended
	December 31,	September 30,	December 31,
(Dollars in thousands, except per share data)	2021	2021	2020
Gain on loans held for sale at fair value (Mortgage banking)	$352	$408	$1,470
Fee income related to loan level, back-to-back swaps	—	—	—
Gain on sale of SBA loans	989	1,569	375
Corporate advisory fee income	2,180	84	50
Total capital markets activity	$3,521	$2,061	$1,895

Other Noninterest Income (other than Wealth Management fee income and Income from Capital Markets Activities)

Other noninterest income (as defined above) totaled $1.48 million, $1.86 million, and $1.72 million, for the December 2021, September 2021, and December 2020 quarters, respectively. The December 2021 quarter included $265,000 net loss on loans held for sale.

Operating Expenses

The Company’s total operating expenses were $31.70 million for the quarter ended December 31, 2021, compared to $32.18 million for the September 2021 quarter and $39.25 million for the December 2020 quarter. The December 2021 and September 2021 quarters included $893,000 and $1.35 million related to a swap valuation allowance, respectively.  The December and September 2021 quarters also included a full quarter’s worth of expense related to the teams hired from Lucas and Noyes and the acquisition of PPSG. The December 2020 quarter included $4.8 million for the prepayment of FHLB advances, $4.4 million for a valuation allowance on a loan held for sale and $210,000 related to the consolidation of two private banking offices.

Mr. Kennedy noted, “While we continue to manage expenses closely and prudently, we will invest in our existing people as the market demands in order to retain the talent we have acquired, grow and expand our core wealth management and commercial banking businesses, including lift-outs, strategic hires, and wealth M&A, and invest in digital enhancements to further enhance the client experience.”

Income Taxes

The effective tax rate for the three months ended December 31, 2021 was 28.31%, as compared to 26.22% for the September 2021 quarter and 33.29% for the quarter ended December 31, 2020. A tax return to book adjustment recorded in the December 2020 quarter coupled with reduced pretax income in the quarter, increased the December 2020 effective tax rate by approximately 5%.

The effective annual tax rate for 2021 was 27.09% compared to 18.16% for 2020. During the first quarter of 2020, the Company recorded a $3.34 million tax benefit, principally due to a $3.2 million federal income tax benefit that resulted from a tax NOL carryback. The Company had a $23 million operating loss for tax purposes in 2018 (when the federal tax rate was 21%) resulting from accelerated tax depreciation. Under the CARES Act, the Company was allowed to carry this NOL back to a period when the federal tax rate was 35%, generating a permanent tax benefit.

Asset Quality / Provision for Loan and Lease Losses

Nonperforming assets (which does not include troubled debt restructured loans that are performing in accordance with their terms) at December 31, 2021 were $15.6 million, or 0.26% of total assets, compared to $25.9 million, or 0.42% of total assets, at September 30, 2021. The $10.3 million decline was largely due to a $2 million C&I loan moved back to accrual status, and a $7 million charge-off of the specific reserve on the commercial real estate loan with a large retail component located in Manhattan, and on deferral, that was placed on nonaccrual status in the third quarter of 2021.

For the quarter ended December 31, 2021, the Company’s provision for loan and lease losses was $3.8 million compared to $1.6 million for the September 2021 quarter and $2.4 million for the December 2020 quarter. The increased provision for loan and lease losses in the December 2021 quarter, when compared to the linked quarter and the 2020 quarter, was due principally to significant loan growth during the December 2021 quarter and additional specific reserves of $4.2 million on the commercial real estate loan noted above, offset by reduced qualitative loss factors related to the unemployment rate and amount of loan deferrals and other economic qualitative factors due to the COVID-19 pandemic.

Loans on deferral, and accruing, entered into during the COVID-19 pandemic have come down significantly from $914 million at June 30, 2020 to $13 million at December 31, 2021. The Company’s provision for loan and lease losses, and its allowance for loan and lease losses (ALLL) also reflect, among other things, the Company’s assessment of asset quality metrics, net charge-offs/recoveries, and the composition of the loan portfolio.

At December 31, 2021, the allowance for loan and lease losses was $61.70 million (1.27% of total loans), compared to $65.13 million at September 30, 2021 (1.42% of loans) and $67.31 million at December 31, 2020 (1.53% of total loans).

The Company will adopt CECL during the first quarter of 2022 and does not expect a material adjustment upon adoption.

Capital

The Company’s capital position during the December 2021 quarter was benefitted by net income of $14.86 million, which was offset by the purchase of shares through the Company’s stock repurchase program and the quarterly dividend. During the fourth quarter of 2021, the Company repurchased 274,929 shares at an average price of $33.50 for a total cost of $9.2 million.  GAAP Capital at December 31, 2021 was also impacted by an increase in the unrealized loss on available-for-sale securities in the fourth quarter of 2021, due to a rise in medium-term Treasury yields.

The Company’s and Bank’s capital ratios at December 31, 2021 all remain strong.  Such ratios remain well above regulatory well capitalized standards.

As previously announced, in the fourth quarter of 2020, the Company successfully completed a private placement of $100 million in fixed-to floating rate subordinated notes due 2030 at a rate of 3.5%. Such funds benefitted the Company’s Regulatory Tier 2 Capital. At the time, the Company noted the proceeds raised would be used for general corporate purposes, which could include stock repurchases, the redemption of the Company’s then existing 6% subordinated debt and acquisitions of wealth management firms. Throughout the twelve months of 2021, the Company repurchased $29 million of stock.  On June 30, 2021, the Company redeemed its 6% subordinated debt. On July 1, 2021, the Company closed on the acquisition of PPSG.

The Company employs quarterly capital stress testing – adverse case and severely adverse case. In the most recent completed stress test on September 30, 2021, under severely adverse case, and no growth scenarios, the Bank remains well capitalized over a two-year stress period. With a Pandemic stress overlay, the Bank still remains well capitalized over the two-year stress period.

On January 27, 2022, the Company declared a cash dividend of $0.05 per share payable on February 25, 2022, to shareholders of record on February 10, 2022.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.1 billion and assets under management/administration of $11.1 billion as of December 31, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions to individuals, families, privately-held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions.  These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms.  Actual results may differ materially from such forward-looking statements.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•

our ability to successfully grow our business and implement our strategic plan, including our ability to generate revenues to offset the increased personnel and other costs related to the strategic plan;

•	the impact of anticipated higher operating expenses in 2022 and beyond;
•	our ability to successfully integrate wealth management firm acquisitions;
•	our ability to manage our growth;

•	our ability to successfully integrate our expanded employee base;
•	an unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the interest rate environment and/or our highly competitive market;
•	declines in the value in our investment portfolio;
•	impact from a pandemic event on our business, operations, customers, allowance for loan losses and capital levels;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of delinquent, nonperforming, classified and criticized loans;
•	changes in interest rates;
•	decline in real estate values within our market areas;
•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;

•	successful cyberattacks against our IT infrastructure and that of our IT and third-party providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	our inability to successfully generate new business in new geographic markets;
•	a reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;
•	our inability to retain key employees;
•	demands for loans and deposits in our market areas;
•	adverse changes in securities markets;
•	changes in accounting policies and practices; and
•	other unexpected material adverse changes in our operations or earnings.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations:

•	demand for our products and services may decline, making it difficult to grow assets and income;
•	if the economy worsens, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income;
•	collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase;
•	our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income;
•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us;
•	a material decrease in net income or a net loss over several quarters could result in an elimination or a decrease in the rate of our quarterly cash dividend;
•	our wealth management revenues may decline with continuing market turmoil;
•	a worsening of business and economic conditions or in the financial markets could result in an impairment of certain intangible assets, such as goodwill;
•

the unanticipated loss or unavailability of key employees due to the outbreak, which could harm our ability to operate our business or execute our business strategy, especially as we may not be successful in finding and integrating suitable successors;

•	we may face litigation, regulatory enforcement and reputation risk as a result of our participation in the PPP and the risk that the SBA may not fund some or all PPP loan guaranties;
•	our cyber security risks are increased as the result of an increase in the number of employees working remotely; and
•	FDIC premiums may increase if the agency experience additional resolution costs.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020.  We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2021	2021	2021	2021	2020
Income Statement Data:
Interest income	$42,075	$40,067	$39,686	$38,239	$38,532
Interest expense	4,863	4,856	5,841	6,446	6,797
Net interest income	37,212	35,211	33,845	31,793	31,735
Wealth management fee income	13,962	13,860	13,034	12,131	10,791
Service charges and fees	996	959	896	846	859
Bank owned life insurance	308	311	466	611	313
Gain on loans held for sale at fair value (Mortgage banking) (A)	352	408	409	1,025	1,470
(Loss)/Gain on loans held for sale at lower of cost or fair value (B)	(265)	—	1,125	282	—
Fee income related to loan level, back-to-back swaps (A)	—	—	—	—	—
Gain on sale of SBA loans (A)	989	1,569	932	1,449	375
Corporate advisory fee income (A)	2,180	84	121	1,098	50
Loss on swap termination	—	—	(842)	—	—
Other income (C)	581	660	1,495	643	590
Securities (losses)/gains, net	(139)	(70)	42	(265)	(42)
Total other income	18,964	17,781	17,678	17,820	14,406
Salaries and employee benefits (D)	20,105	19,859	19,910	21,990	19,902
Premises and equipment	4,519	4,459	4,074	4,113	4,189
FDIC insurance expense	402	555	529	585	665
FHLB prepayment penalty	—	—	—	—	4,784
Valuation allowance loans held for sale	—	—	—	—	4,425
Swap valuation allowance	893	1,350	—	—	—
Other expenses	5,785	5,962	6,171	4,906	5,284
Total operating expenses	31,704	32,185	30,684	31,594	39,249
Pretax income before provision for loan losses	24,472	20,807	20,839	18,019	6,892
Provision for loan and lease losses	3,750	1,600	900	225	2,350
Income before income taxes	20,722	19,207	19,939	17,794	4,542
Income tax expense	5,867	5,036	5,521	4,616	1,512
Net income	$14,855	$14,171	$14,418	$13,178	$3,030

Total revenue (E)	$56,176	$52,992	$51,523	$49,613	$46,141
Per Common Share Data:
Earnings per share (basic)	$0.80	$0.76	$0.76	$0.70	$0.16
Earnings per share (diluted)	0.78	0.74	0.74	0.67	0.16
Weighted average number of common shares outstanding:
Basic	18,483,268	18,763,316	18,963,237	18,950,305	18,947,864
Diluted	19,070,594	19,273,831	19,439,439	19,531,689	19,334,569
Performance Ratios:
Return on average assets annualized (ROAA)	0.96%	0.95%	0.97%	0.89%	0.21%
Return on average equity annualized (ROAE)	10.94%	10.40%	10.86%	10.03%	2.32%
Return on average tangible common equity (ROATCE) (F)	12.03%	11.43%	11.83%	10.94%	2.51%
Net interest margin (tax-equivalent basis)	2.46%	2.42%	2.38%	2.28%	2.25%
GAAP efficiency ratio (G)	56.44%	60.74%	59.55%	63.68%	85.06%
Operating expenses / average assets annualized	2.05%	2.16%	2.06%	2.14%	2.66%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes a $1.1 million gain on sale of $57 million of PPP loans completed in the June 2021 quarter.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the June 2021 quarter.
(D)	The March 2021 quarter included $1.5 million of severance expense related to corporate restructuring.
(E)	Total revenue equals the sum of net interest income plus total other income.
(F)	Return on average tangible common equity is calculated by dividing tangible common equity by annualized net income. See Non-GAAP financial measures reconciliation included in these tables.
(G)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Twelve Months Ended
	December 31,		Change
	2021	2020	$	%
Income Statement Data:
Interest income	$160,067	$165,750	$(5,683)	-3%
Interest expense	22,006	38,148	(16,142)	-42%
Net interest income	138,061	127,602	10,459	8%
Wealth management fee income	52,987	40,861	12,126	30%
Service charges and fees	3,697	3,155	542	17%
Bank owned life insurance	1,696	1,273	423	33%
Gain on loans held for sale at fair value (Mortgage banking) (A)	2,194	3,266	(1,072)	-33%
Gain on loans held for sale at lower of cost or fair value (B)	1,142	7,426	(6,284)	-85%
Fee income related to loan level, back-to-back swaps (A)	—	1,620	(1,620)	-100%
Gain on sale of SBA loans (A)	4,939	1,766	3,173	180%
Corporate advisory fee income (A)	3,483	265	3,218	1214%
Loss on swap termination	(842)	—	(842)	N/A
Other income (C)	3,379	1,847	1,532	83%
Securities (losses)/gains, net	(432)	281	(713)	-254%
Total other income	72,243	61,760	10,483	17%
Salaries and employee benefits (D)	81,864	77,516	4,348	6%
Premises and equipment	17,165	16,377	788	5%
FDIC insurance expense	2,071	1,975	96	5%
FHLB prepayment penalty	—	4,784	(4,784)	-100%
Valuation allowance loans held for sale	—	4,425	(4,425)	-100%
Swap valuation allowance	2,243	—	2,243	N/A
Other expenses	22,824	19,882	2,942	15%
Total operating expenses	126,167	124,959	1,208	1%
Pretax income before provision for loan losses	84,137	64,403	19,734	31%
Provision for loan and lease losses (E)	6,475	32,400	(25,925)	-80%
Income before income taxes	77,662	32,003	45,659	143%
Income tax expense (F)	21,040	5,811	15,229	262%
Net income	$56,622	$26,192	$30,430	116%

Total revenue (G)	$210,304	$189,362	$20,942	11%
Per Common Share Data:
Earnings per share (basic)	$3.01	$1.39	$1.62	117%
Earnings per share (diluted)	2.93	1.37	1.56	114%
Weighted average number of common shares outstanding:
Basic	18,788,679	18,896,825	(108,146)	-1%
Diluted	19,292,602	19,081,187	211,415	1%
Performance Ratios:
Return on average assets (ROAA)	0.94%	0.45%	0.49%	110%
Return on average equity (ROAE)	10.56%	5.11%	5.45%	107%
Return on average tangible common equity (ROATCE) (H)	11.56%	5.55%	6.01%	108%
Net interest margin (tax-equivalent basis)	2.38%	2.31%	0.07%	3%
GAAP efficiency ratio (I)	59.99%	65.99%	(6.00)%	-9%
Operating expenses / average assets	2.10%	2.16%	(0.06)%	-3%

(A)

Gain on loans held for sale at fair value (mortgage banking), fee income related to loan level, back-to-back swaps, gain on sale of SBA loans and corporate advisory fee income are all included in “capital markets activity” as referred to within the earnings release.

(B)	Includes $1.1 million (2021) and $7.4 million (2020) of gains on sale of PPP loans of $57 million and $355 million completed in the twelve months ended December 31, 2021 and 2020, respectively.
(C)	Includes income of $722,000 from the referral of PPP loans to a third-party firm during the twelve months ended December 31, 2021.
(D)	2021 included $1.5 million of severance expense related to corporate restructuring.
(E)	2020 included a higher provision for loan and lease losses primarily due to the COVID-19 pandemic.
(F)	2020 included a $3.2 million tax benefit related to the carryback of tax NOLs to prior years when the federal tax rate was 14% higher.
(G)	Total revenue equals the sum of net interest income plus total other income.
(H)	Return on average tangible common equity is calculated by dividing tangible common equity by net income. See Non-GAAP financial measures reconciliation included in these tables.
(I)	Calculated as total operating expenses as a percentage of total revenue. For Non-GAAP efficiency ratio, see the Non-GAAP financial measures reconciliation included in these tables.

PEAPACK-GLADSTONE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2021	2021	2021	2021	2020
ASSETS
Cash and due from banks	$5,929	$9,299	$12,684	$8,159	$10,629
Federal funds sold	—	—	—	102	102
Interest-earning deposits	140,875	606,913	190,778	468,276	642,591
Total cash and cash equivalents	146,804	616,212	203,462	476,537	653,322
Securities held to maturity	108,680	—	—	—	—
Securities available for sale	796,753	843,779	823,820	875,301	622,689
Equity security	14,685	14,824	14,894	14,852	15,117
FHLB and FRB stock, at cost	12,950	12,950	12,901	13,699	13,709
Residential mortgage	501,340	510,878	504,181	498,884	520,188
Multifamily mortgage	1,595,866	1,497,683	1,420,043	1,178,940	1,127,198
Commercial mortgage	662,626	680,107	702,777	697,599	694,034
Commercial loans (A)	2,009,252	1,833,532	1,880,830	1,982,570	1,975,337
Consumer loans	33,687	30,689	31,889	36,519	37,016
Home equity lines of credit	40,803	42,512	44,062	45,624	50,547
Other loans	238	245	204	199	225
Total loans	4,843,812	4,595,646	4,583,986	4,440,335	4,404,545
Less: Allowances for loan and lease losses	61,697	65,133	63,505	67,536	67,309
Net loans	4,782,115	4,530,513	4,520,481	4,372,799	4,337,236
Premises and equipment	23,044	23,123	23,261	23,260	21,609
Other real estate owned	—	—	—	50	50
Accrued interest receivable	21,589	22,790	23,117	23,916	22,495
Bank owned life insurance	46,663	46,510	46,605	46,448	46,809
Goodwill and other intangible assets	48,902	49,333	43,156	43,524	43,891
Finance lease right-of-use assets	3,582	3,769	3,956	4,143	4,330
Operating lease right-of-use assets	9,775	10,307	9,569	10,186	9,421
Other assets (B)	62,451	66,175	66,466	64,912	99,764
TOTAL ASSETS	$6,077,993	$6,240,285	$5,791,688	$5,969,627	$5,890,442

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$956,482	$986,765	$959,494	$908,922	$833,500
Interest-bearing demand deposits	2,287,894	2,355,892	1,978,497	1,987,567	1,849,254
Savings	154,914	168,831	147,227	141,743	130,731
Money market accounts	1,307,051	1,287,686	1,213,992	1,256,605	1,298,885
Certificates of deposit – Retail	409,608	426,981	446,143	474,668	530,222
Certificates of deposit – Listing Service	31,382	31,382	31,631	31,631	32,128
Subtotal “customer” deposits	5,147,331	5,257,537	4,776,984	4,801,136	4,674,720
IB Demand – Brokered	85,000	85,000	85,000	110,000	110,000
Certificates of deposit – Brokered	33,818	33,804	33,791	33,777	33,764
Total deposits	5,266,149	5,376,341	4,895,775	4,944,913	4,818,484
Short-term borrowings	—	—	—	15,000	15,000
FHLB advances	—	—	—	—	—
Paycheck Protection Program Liquidity Facility (C)	—	48,496	83,586	168,180	177,086
Finance lease liability	5,820	6,063	6,299	6,528	6,753
Operating lease liability	10,111	10,644	9,902	10,509	9,737
Subordinated debt, net (D)	132,701	132,629	132,557	181,837	181,794
Other liabilities (B)	116,824	123,098	125,110	120,219	154,466
TOTAL LIABILITIES	5,531,605	5,697,271	5,253,229	5,447,186	5,363,320
Shareholders’ equity	546,388	543,014	538,459	522,441	527,122
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$6,077,993	$6,240,285	$5,791,688	$5,969,627	$5,890,442
Assets under management and / or administration at Peapack-Gladstone Bank’s Private Wealth Management Division (market value, not included above-dollars in billions)	$11.1	$10.3	$9.8	$9.4	$8.8
(A)	Includes PPP loans of $14 million at December 31, 2021; $49 million at September 30, 2021; $84 million at June 30, 2021; $233 million at March 31, 2021; and $196 million at December 31, 2020.
(B)	The change in other assets and other liabilities was primarily due to the change in the fair value of our back-to-back swap program.

(C)	Represents funding provided by the Federal Reserve for pledged PPP loans.
(D)	The decrease was due to the redemption of a $50 million subordinated debt on June 30, 2021.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2021	2021	2021	2021	2020
Asset Quality:
Loans past due over 90 days and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	15,573	25,925	5,962	11,767	11,410
Other real estate owned	—	—	—	50	50
Total nonperforming assets	$15,573	$25,925	$5,962	$11,817	$11,460

Nonperforming loans to total loans	0.32%	0.56%	0.13%	0.27%	0.26%
Nonperforming assets to total assets	0.26%	0.42%	0.10%	0.20%	0.19%

Performing TDRs (B)(C)	$2,479	$416	$190	$197	$201

Loans past due 30 through 89 days and still accruing (D)(E)	$8,606	$1,193	$1,678	$1,622	$5,053

Loans subject to special mention	$116,490	$115,935	$148,601	$166,013	$162,103

Classified loans	$50,702	$51,937	$11,178	$25,714	$37,771

Impaired loans	$18,052	$26,341	$6,498	$11,964	$16,204

Allowance for loan and lease losses:
Beginning of period	$65,133	$63,505	$67,536	$67,309	$66,145
Provision for loan and lease losses	3,750	1,600	900	225	2,350
(Charge-offs)/recoveries, net	(7,186)	28	(4,931)	2	(1,186)
End of period	$61,697	$65,133	$63,505	$67,536	$67,309

ALLL to nonperforming loans	396.18%	251.24%	1065.16%	573.94%	589.91%
ALLL to total loans	1.27%	1.42%	1.39%	1.52%	1.53%
General ALLL to total loans (F)	1.19%	1.26%	1.38%	1.45%	1.47%
(A)	Increase at September 30, 2021 due to one large CRE loan with a retail component, located in Manhattan.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)

Amount excludes $1.1 million at December 31, 2021, $4.0 million at September 30, 2021, $3.9 million at June 30, 2021, $3.9 million at March 31, 2021 and $4.0 million at December 31, 2020 of TDRs included in nonaccrual loans.

(D)	Includes $6.9 million for one equipment lease principally due to administrative issues with the servicer and at the lessee/borrower at December 31, 2021. Payment was received in January.
(E)	December 31, 2020 includes $1.3 million of residential loans that are classified as delinquent due to an escrow payment shortage due to a recent change in escrow payment requirement.
(F)	Total ALLL less specific reserves equals general ALLL.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	December 31,	September 30,	December 31,
	2021	2021	2020
Capital Adequacy
Equity to total assets (A)	8.99%	8.70%	8.95%
Tangible Equity to tangible assets (B)	8.25%	7.97%	8.27%
Book value per share (C)	$29.70	$29.15	$27.78
Tangible Book Value per share (D)	$27.05	$26.50	$25.47

	December 31,		September 30,		December 31,
	2021		2021		2020
Regulatory Capital – Holding Company
Tier I leverage	$508,231	8.29%	$501,188	8.56%	$483,535	8.53%
Tier I capital to risk-weighted assets	508,231	10.62	501,188	10.97	483,535	11.93
Common equity tier I capital ratio to risk-weighted assets	508,207	10.62	501,159	10.97	483,500	11.93
Tier I & II capital to risk-weighted assets	700,790	14.64	691,044	15.12	716,210	17.67

Regulatory Capital – Bank
Tier I leverage (E)	$612,762	9.99%	$594,610	10.15%	$549,575	9.71%
Tier I capital to risk-weighted assets (F)	612,762	12.80	594,610	13.01	549,575	13.55
Common equity tier I capital ratio to risk-weighted assets (G)	612,738	12.80	594,581	13.01	549,540	13.55
Tier I & II capital to risk-weighted assets (H)	672,614	14.05	651,841	14.26	600,478	14.81
(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)

Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end.  See Non-GAAP financial measures reconciliation included in these tables.

(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding
(D)

Tangible book value per share excludes intangible assets.  Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding.  See Non-GAAP financial measures reconciliation tables.

(E)	Regulatory well capitalized standard = 5.00% ($307 million)
(F)	Regulatory well capitalized standard = 8.00% ($383 million)
(G)	Regulatory well capitalized standard = 6.50% ($311 million)
(H)	Regulatory well capitalized standard = 10.00% ($479 million)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2021	2021	2021	2021	2020
Residential loans retained	$22,953	$36,845	$37,083	$15,814	$22,316
Residential loans sold	20,694	24,041	25,432	45,873	64,630
Total residential loans	43,647	60,886	62,515	61,687	86,946
Commercial real estate	16,134	14,944	12,243	38,363	—
Multifamily	162,740	120,716	255,820	85,009	1,184
Commercial (C&I) loans (A) (B)	341,886	143,121	141,285	129,141	218,235
SBA (C)	27,630	11,570	15,976	58,730	8,355
Wealth lines of credit (A)	7,500	10,020	3,200	2,475	3,925
Total commercial loans	555,890	300,371	428,524	313,718	231,699
Installment loans	94	178	25	63	690
Home equity lines of credit (A)	5,359	2,535	4,140	1,899	2,330
Total loans closed	$604,990	$363,970	$495,204	$377,367	$321,665

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2021	2020
Residential loans retained	$112,695	$88,373
Residential loans sold	116,040	175,603
Total residential loans	228,735	263,976
Commercial real estate	81,684	11,219
Multifamily	624,285	76,642
Commercial (C&I) loans (A) (B)	755,433	478,485
SBA (C)	113,906	622,798
Wealth lines of credit (A)	23,195	9,675
Total commercial loans	1,598,503	1,198,819
Installment loans	360	2,149
Home equity lines of credit (A)	13,933	15,001
Total loans closed	$1,841,531	$1,479,945
(A)	Includes loans and lines of credit that closed in the period but not necessarily funded.
(B)	Includes equipment finance.
(C)	Includes PPP loans of $9 million for the quarter ended June 30, 2021, $47 million for the quarter ended March 31, 2021 and $596 million for the twelve months ended December 31, 2020.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2021			December 31, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$885,390	$3,104	1.40%	$636,417	$2,033	1.28%
Tax-exempt (A) (B)	5,443	54	3.97	8,137	101	4.96

Loans (B) (C):
Mortgages	510,562	3,799	2.98	520,123	4,372	3.36
Commercial mortgages	2,209,160	17,708	3.21	1,865,953	14,796	3.17
Commercial	1,826,640	16,660	3.65	1,943,855	16,587	3.41
Commercial construction	20,426	176	3.45	10,376	108	4.16
Installment	33,400	253	3.03	44,581	320	2.87
Home equity	41,955	346	3.30	51,545	429	3.33
Other	270	6	8.89	281	6	8.54
Total loans	4,642,413	38,948	3.36	4,436,714	36,618	3.30
Federal funds sold	—	—	—	102	—	0.25
Interest-earning deposits	513,650	178	0.14	614,024	148	0.10
Total interest-earning assets	6,046,896	42,284	2.80%	5,695,394	38,900	2.73%
Noninterest-earning assets:
Cash and due from banks	11,517			9,632
Allowance for loan and lease losses	(65,542)			(68,862)
Premises and equipment	23,117			21,698
Other assets	182,154			238,856
Total noninterest-earning assets	151,246			201,324
Total assets	$6,198,142			$5,896,718

LIABILITIES:
Interest-bearing deposits:
Checking	$2,321,970	$1,327	0.23%	$1,850,917	$1,059	0.23%
Money markets	1,290,334	678	0.21	1,273,681	811	0.25
Savings	152,570	20	0.05	128,195	17	0.05
Certificates of deposit – retail	453,127	725	0.64	602,068	2,106	1.40
Subtotal interest-bearing deposits	4,218,001	2,750	0.26	3,854,861	3,993	0.41
Interest-bearing demand – brokered	85,000	387	1.82	113,696	514	1.81
Certificates of deposit – brokered	33,810	267	3.16	33,756	267	3.16
Total interest-bearing deposits	4,336,811	3,404	0.31	4,002,313	4,774	0.48
Borrowings	25,890	25	0.39	244,753	616	1.01
Capital lease obligation	5,913	71	4.80	6,832	82	4.80
Subordinated debt	132,659	1,363	4.11	94,437	1,325	5.61
Total interest-bearing liabilities	4,501,273	4,863	0.43%	4,348,335	6,797	0.63%
Noninterest-bearing liabilities:
Demand deposits	1,042,477			858,004
Accrued expenses and other liabilities	111,357			166,933
Total noninterest-bearing liabilities	1,153,834			1,024,937
Shareholders’ equity	543,035			523,446
Total liabilities and shareholders’ equity	$6,198,142			$5,896,718
Net interest income		$37,421			$32,103
Net interest spread			2.37%			2.10%
Net interest margin (D)			2.46%			2.25%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2021			September 30, 2021
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$885,390	$3,104	1.40%	$820,574	$2,824	1.38%
Tax-exempt (A) (B)	5,443	54	3.97	6,035	64	4.24

Loans (B) (C):
Mortgages	510,562	3,799	2.98	503,621	3,779	3.00
Commercial mortgages	2,209,160	17,708	3.21	2,133,259	16,114	3.02
Commercial	1,826,640	16,660	3.65	1,826,368	16,553	3.63
Commercial construction	20,426	176	3.45	24,596	198	3.22
Installment	33,400	253	3.03	32,219	245	3.04
Home equity	41,955	346	3.30	43,182	357	3.31
Other	270	6	8.89	252	5	7.94
Total loans	4,642,413	38,948	3.36	4,563,497	37,251	3.27
Federal funds sold	—	—	—	—	—	—
Interest-earning deposits	513,650	178	0.14	413,623	142	0.14
Total interest-earning assets	6,046,896	42,284	2.80%	5,803,729	40,281	2.78%
Noninterest-earning assets:
Cash and due from banks	11,517			8,592
Allowance for loan and lease losses	(65,542)			(64,100)
Premises and equipment	23,117			23,311
Other assets	182,154			201,287
Total noninterest-earning assets	151,246			169,090
Total assets	$6,198,142			$5,972,819

LIABILITIES:
Interest-bearing deposits:
Checking	$2,321,970	$1,327	0.23%	$2,098,827	$1,177	0.22%
Money markets	1,290,334	678	0.21	1,257,760	683	0.22
Savings	152,570	20	0.05	152,759	20	0.05
Certificates of deposit – retail	453,127	725	0.64	461,917	836	0.72
Subtotal interest-bearing deposits	4,218,001	2,750	0.26	3,971,263	2,716	0.27
Interest-bearing demand – brokered	85,000	387	1.82	85,000	385	1.81
Certificates of deposit – brokered	33,810	267	3.16	33,796	266	3.15
Total interest-bearing deposits	4,336,811	3,404	0.31	4,090,059	3,367	0.33
Borrowings	25,890	25	0.39	64,332	57	0.35
Capital lease obligation	5,913	71	4.80	6,147	74	4.82
Subordinated debt	132,659	1,363	4.11	132,588	1,358	4.10
Total interest-bearing liabilities	4,501,273	4,863	0.43%	4,293,126	4,856	0.45%
Noninterest-bearing liabilities:
Demand deposits	1,042,477			997,450
Accrued expenses and other liabilities	111,357			137,387
Total noninterest-bearing liabilities	1,153,834			1,134,837
Shareholders’ equity	543,035			544,856
Total liabilities and shareholders’ equity	$6,198,142			$5,972,819
Net interest income		$37,421			$35,425
Net interest spread			2.37%			2.33%
Net interest margin (D)			2.46%			2.42%
(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	December 31, 2021			December 31, 2020
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (A)	$838,174	$11,577	1.38%	$510,245	$8,782	1.72%
Tax-exempt (A) (B)	6,579	296	4.50	9,479	477	5.03

Loans (B) (C):
Mortgages	503,616	15,359	3.05	528,687	17,882	3.38
Commercial mortgages	2,032,318	63,298	3.11	1,958,262	64,541	3.30
Commercial	1,881,683	66,652	3.54	1,969,115	71,037	3.61
Commercial construction	20,420	692	3.39	5,932	295	4.97
Installment	34,390	1,030	3.00	51,007	1,532	3.00
Home equity	44,735	1,479	3.31	53,853	1,940	3.60
Other	247	21	8.50	311	29	9.32
Total loans	4,517,409	148,531	3.29	4,567,167	157,256	3.44
Federal funds sold	48	—	0.13	102	—	0.25
Interest-earning deposits	477,477	545	0.11	504,753	968	0.19
Total interest-earning assets	5,839,687	160,949	2.76%	5,591,746	167,483	3.00%
Noninterest-earning assets:
Cash and due from banks	10,396			7,025
Allowance for loan and lease losses	(67,075)			(61,401)
Premises and equipment	23,094			21,455
Other assets	197,893			219,287
Total noninterest-earning assets	164,308			186,366
Total assets	$6,003,995			$5,778,112

LIABILITIES:
Interest-bearing deposits:
Checking	$2,078,658	$4,426	0.21%	$1,742,846	$7,279	0.42%
Money markets	1,260,865	2,882	0.23	1,227,295	6,185	0.50
Savings	146,210	75	0.05	120,780	63	0.05
Certificates of deposit – retail	483,889	4,058	0.84	654,652	11,476	1.75
Subtotal interest-bearing deposits	3,969,622	11,441	0.29	3,745,573	25,003	0.67
Interest-bearing demand – brokered	96,301	1,721	1.79	143,388	2,773	1.93
Certificates of deposit – brokered	33,790	1,058	3.13	33,735	1,061	3.15
Total interest-bearing deposits	4,099,713	14,220	0.35	3,922,696	28,837	0.74
Borrowings	110,077	473	0.43	308,814	3,976	1.29
Capital lease obligation	6,260	300	4.79	7,157	343	4.79
Subordinated debt	156,888	7,013	4.47	86,246	4,992	5.79
Total interest-bearing liabilities	4,372,938	22,006	0.50%	4,324,913	38,148	0.88%
Noninterest-bearing liabilities:
Demand deposits	959,912			787,191
Accrued expenses and other liabilities	134,948			153,648
Total noninterest-bearing liabilities	1,094,860			940,839
Shareholders’ equity	536,197			512,360
Total liabilities and shareholders’ equity	$6,003,995			$5,778,112
Net interest income		$138,943			$129,335
Net interest spread			2.26%			2.12%
Net interest margin (D)			2.38%			2.31%

(A)	Average balances for available for sale securities are based on amortized cost.
(B)	Interest income is presented on a tax-equivalent basis using a 21% federal tax rate.
(C)	Loans are stated net of unearned income and include nonaccrual loans.
(D)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts.  We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively.  We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding.  We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end.  We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue.  We calculate the efficiency ratio by dividing total noninterest expenses, excluding other real estate owned provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue.  We believe that this provides a reasonable measure of core expenses relative to core revenue.

We believe these non-GAAP financial measures provide information that is important to investors and useful in understanding our financial position, results and ratios because our management internally assesses our performance based, in part, on these measures.  However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures.  As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies.  A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2021	2021	2021	2021	2020
Shareholders’ equity	$546,388	$543,014	$538,459	$522,441	$527,122
Less: Intangible assets, net	48,902	49,333	43,156	43,524	43,891
Tangible equity	$497,486	$493,681	$495,303	$478,917	$483,231

Period end shares outstanding	18,393,888	18,627,910	18,829,877	19,034,870	18,974,703
Tangible book value per share	$27.05	$26.50	$26.30	$25.16	$25.47
Book value per share	29.70	29.15	28.60	27.45	27.78

Tangible Equity to Tangible Assets
Total assets	$6,077,993	$6,240,285	$5,791,688	$5,969,627	$5,890,442
Less: Intangible assets, net	48,902	49,333	43,156	43,524	43,891
Tangible assets	$6,029,091	$6,190,952	$5,748,532	$5,926,103	$5,846,551
Tangible equity to tangible assets	8.25%	7.97%	8.62%	8.08%	8.27%
Equity to assets	8.99%	8.70%	9.30%	8.75%	8.95%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Return on Average Tangible Equity	2021	2021	2021	2021	2020
Net income	$14,855	$14,171	$14,418	$13,178	$3,030

Average shareholders’ equity	$543,035	$544,856	$530,971	$525,643	$523,446
Less: Average intangible assets, net	49,151	48,757	43,366	43,742	40,336
Average tangible equity	$493,884	$496,099	$487,605	$481,901	$483,110

Return on average tangible common equity	12.03%	11.43%	11.83%	10.94%	2.51%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Return on Average Tangible Equity	2021	2020
Net income	$56,622	$26,192

Average shareholders’ equity	$536,197	$512,360
Less: Average intangible assets, net	46,275	40,186
Average tangible equity	$489,922	$472,174

Return on average tangible common equity	11.56%	5.55%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2021	2021	2021	2021	2020
Net interest income	$37,212	$35,211	$33,845	$31,793	$31,735
Total other income	18,964	17,781	17,678	17,820	14,406
Add:
Securities losses/(gains), net	139	70	(42)	265	42
Less:
Loss/(gain) on loans held for sale
at lower of cost or fair value	265	—	(1,125)	(282)	—
Income from life insurance proceeds	—	—	(153)	(302)	—
Loss on swap termination	—	—	842	—	—
Total recurring revenue	$56,580	$53,062	$51,045	$49,294	$46,183

Operating expenses	$31,704	$32,185	$30,684	$31,594	$39,249
Less:
FHLB prepayment penalty	—	—	—	—	4,784
Valuation allowance loans held for sale	—	—	—	—	4,425
Write-off of subordinated debt costs	—	—	648	—	—
Swap valuation allowance	893	1,350	—	—	—
Severance expense	—	—	—	1,532	—
Total operating expenses	$30,811	$30,835	$30,036	$30,062	$30,040

Efficiency ratio	54.46%	58.11%	58.84%	60.99%	65.05%

	For the Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2021	2020
Net interest income	$138,061	$127,602
Total other income	72,243	61,760
Add:
Securities losses/(gains), net	432	(281)
Less:
Loss/ on swap termination	842	—
Income from life insurance proceeds	(455)	—
(Gain) on loans held for sale
at lower of cost or fair value	(1,142)	(7,426)
Total recurring revenue	$209,981	$181,655

Operating expenses	$126,167	$124,959
Less:
FHLB prepayment penalty	—	4,784
Valuation allowance loans held for sale	—	4,425
Write-off of subordinated debt costs	648	—
Swap valuation allowance	2,243	—
Severance expense	1,532	—
Total operating expenses	$121,744	$115,750

Efficiency ratio	57.98%	63.72%